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                                  THE NARRAGANSETT ELECTRIC COMPANY
                          Computation of Ratio of Earnings to Fixed Charges
                                            (SEC Coverage)

                                             (Unaudited)

                                    12 Months
                                      Ended
                                March 31, 1999                Years Ended December 31,
                                    Actual                    -------------------------------------------------------------
                                   (Unaudited)  1998        1997        1996       1995         1994
                                --------------  ----        ----        ----       ----         ----
                                                                    (In Thousands)
Net Income                          $ 27,886    $32,253     $27,932     $22,954    $23,910     $14,589
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Add income taxes and fixed charges
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 Current federal income taxes         20,895     19,312      14,185       6,918      7,212       1,020
 Deferred federal income taxes        (6,126)    (2,212)         79       4,675      3,512       3,930
 Investment tax credits - net           (488)      (489)       (495)       (498)      (503)       (508)
 Interest on long-term debt           14,720     14,925      16,179      17,205     16,627      14,334
 Interest on short-term debt and other 3,874      3,615       2,475       2,883      3,663       2,897
                                                -------     -------     -------    -------     -------   -------

Net earnings available for fixed charges        $60,761     $67,404     $60,355    $54,137     $54,421   $36,262
                                                -------     -------     -------    -------     -------   -------
Fixed charges:
 Interest on long-term debt          $14,720    $14,925     $16,179     $17,205    $16,627     $14,334
 Interest on short-term debt and other 3,874      3,615       2,475       2,883      3,663       2,897
                                                -------     -------     -------    -------     -------   -------

                                        Total fixed charges $18,594     $18,540    $18,654     $20,088   $20,290        $17,231
                                                =======     =======     =======    =======     =======   =======

Ratio of earnings to fixed charges     3.27        3.64        3.24        2.69       2.68        2.10
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